Exhibit 12.1

Taylor Capital Group, Inc.

Computation of Ratio of Earnings to Fixed Charges

	For the Nine Months Ended				For the Years Ended December 31,
	Sept. 30, 2008		Sept. 30, 2007		2007		2006		2005		2004		2003
INCLUDING INTEREST ON DEPOSITS
Earnings
Income (loss) before income taxes	$(106,256)		$29,374		$(5,009)		$48,198		$51,294		$34,286		$27,315
Plus:
Total Fixed Charges (See below)	83,548		92,874		125,005		112,335		71,696		48,206		47,140
Less:
Preferred stock dividend (1)	—		—		—		—		—		(2,885)		(5,297)

Total Earnings (loss)	$(22,708)		$122,248		$119,996		$160,533		$122,990		$79,607		$69,158

Fixed Charges
Total interest expense (2)	$81,887		$90,962		$122,354		$109,808		$69,202		$42,830		$40,154
Interest included in operating lease rental expense (3)	1,661		1,912		2,651		2,527		2,494		2,491		1,689
Preferred stock dividend (1)	—		—		—		—		—		2,885		5,297

Total Fixed Charges	$83,548		$92,874		$125,005		$112,335		$71,696		$48,206		$47,140

Ratio of Earnings to Fixed Charges	(0.27	)x	1.32	x	0.96	x	1.43	x	1.72	x	1.65	x	1.47	x

EXCLUDING INTEREST ON DEPOSITS
Earnings
Income (loss) before income taxes	$(106,256)		$29,374		$(5,009)		$48,198		$51,294		$34,286		$27,315
Plus:
Total Fixed Charges excluding interest on deposits (See below)	18,513		19,776		27,975		25,069		19,686		16,964		18,744
Less:
Preferred stock dividend (1)	—		—		—		—		—		(2,885)		(5,297)

Total Earnings (loss)	$(87,743)		$49,150		$22,966		$73,267		$70,980		$48,365		$40,762

Fixed Charges
Total interest expense (2)	$81,887		$90,962		$122,354		$109,808		$69,202		$42,830		$40,154
Interest included in operating lease rental expense (3)	1,661		1,912		2,651		2,527		2,494		2,491		1,689
Preferred stock dividend (1)	—		—		—		—		—		2,885		5,297
Less: interest expense on deposits	(65,035)		(73,098)		(97,030)		(87,266)		(52,010)		(31,242)		(28,396)

Total Fixed Charges excluding interest on deposits	18,513		$19,776		$27,975		$25,069		$19,686		$16,964		$18,744

Ratio of Earnings to Fixed Charges	(4.74	)x	2.49	x	0.82	x	2.92	x	3.61	x	2.85	x	2.17	x

(1)	The cash dividend amount has been grossed up to compute the pre-tax income equivalent assuming an estimated 35% tax rate.

(2)	Interest expense includes cash interest expense on deposits and other debt and amortization of debt issuance costs.

(3)	Calculation of interest included in operating lease rental expense is representative of the interest factor attributable to the lease payment.